EXHIBIT 99.1

July 28, 2004

DETROIT EDISON AND MICHCON REPORT
SUBSTANTIAL SECOND QUARTER EARNINGS DECLINES

     DETROIT —Detroit Edison, DTE Energy’s electric utility subsidiary, today announced its second quarter 2004 earnings of $8 million, a 73 percent decline from 2003 second quarter earnings of $30 million.

     “It is clear that our electric utility, whose prices are 10 percent lower than a decade ago, is under substantial pressure,” said Anthony F. Earley Jr., DTE Energy chairman and CEO. “Timely and appropriate resolution of Detroit Edison’s pending rate case before the Michigan Public Service Commission continues to be a critical issue impacting Detroit Edison’s financial future,” Earley said. “Both Detroit Edison’s currently pending rate proceeding and the inequities and flaws in Michigan’s Electric Choice program need to be adequately addressed in order to assure a healthy electric utility for Michigan’s energy users.”

     Detroit Edison’s year-to-date earnings for the period ended June 30, 2004, were $52 million versus $45 million for the same period in 2003. Year-to-date operating earnings (which excluded non-recurring items and the cumulative effect of an accounting change) for the period ended June 30, 2004, were $52 million, versus $65 million for the same period in 2003.

     A reconciliation of Detroit Edison’s reported operating earnings is at the end of this news release.

     “Detroit Edison’s earnings include a significant level of non-cash regulatory assets,” Earley said. “These are essentially costs associated with implementing Michigan’s electric restructuring law that we have already incurred, but have not yet received recovery in rates.”

     Without the ability to record these regulatory assets, Detroit Edison would have reported a 2004 second quarter loss of $11 million compared with earnings of $17 million for the same 2003 period, and earnings of $9 million for the six-month period ended June 30, 2004, compared with earnings of $15 million for the same 2003 period.

     “In addition to much-needed rate relief, a main driver of Detroit Edison’s quarterly earnings decline was the loss of revenue, primarily from reduced sales because of Michigan’s Electric Choice program,” Earley said. “Fortunately, the Michigan Public Service Commission has made some important changes to address the deficiencies associated with the Choice program, but it is not enough — more substantial and definitive actions are still necessary. Year-to-date, Detroit Edison has lost 18 percent of its retail sales volume to the Choice program, versus 12 percent last year. We continue to advocate changes to the program to create a level playing field and address an outdated pricing structure that is inconsistent with competition. These changes include customer class specific transition charges, return-to-service provisions for Choice customers electing to return to Detroit Edison, and mandatory reliability and reserve margin requirements for alternative energy suppliers in Michigan.”

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     “I am pleased,” Earley continued, “that a bipartisan group of state senators recently introduced a package of bills designed to fix the problems associated with the Electric Choice program. I appreciate the efforts of this group of senators in tackling this critical issue. The proposed legislation addresses a number of the fundamental problems with PA 141, while preserving an Electric Choice program that is fair for all Michigan citizens and electricity users.”

     In addition to the impact of the current Electric Choice law, Detroit Edison’s earnings were impacted by increased pension, healthcare and infrastructure costs.

     “Like Detroit Edison, MichCon, our gas utility, has not increased its delivery rates in more than a decade, and given its cost pressures, resolution of its pending rate case is essential,” Earley said.

     MichCon reported a second quarter 2004 loss of $37 million, more than three times its second quarter 2003 loss of $11 million. Year-to-date earnings for the period ended June 30, 2004, were $33 million, versus $64 million for the same period in 2003. MichCon’s return on common equity for the 12 months ended June 30, 2004 was 1.7 percent; the return on common equity level currently authorized by the MPSC is 11.5 percent.

     “Although MichCon usually incurs losses in the second quarter due to the seasonal nature of its business, the level of losses experienced this quarter are substantially more than normal,” Earley added.

     Key factors impacting MichCon’s earnings were higher reserves for uncollectable accounts receivable, increased pension and benefit costs, and lower sales due to the economy and warmer winter weather.

     “High levels of past due accounts receivable and bad debt expenses are negatively impacting MichCon,” Earley said. “The high levels have been driven by economic conditions, higher natural gas prices and the lack of adequate energy assistance for low-income customers. While we are taking aggressive actions to reduce these levels of receivables, including collection and shutoff actions, we are also working to ensure that our low-income customers get their fair share of state and federal low-income assistance funds.”

     “In both utilities we have strong continuous-improvement and cost-reduction programs,” Earley said. “However, our ability to offset 10 years of inflation and the impacts of the Choice program while maintaining safe and reliable electric and gas utilities has been challenged due to substantial increases in benefits and infrastructure maintenance expenses.”

     Use of Operating Earnings Information — DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

     This earnings announcement also is available on the company’s website at www.dteenergy.com on the “Investors” page.

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     DTE Energy (NYSE:DTE) will announce its consolidated corporate 2004 second quarter earnings Thursday, July 29. The company will conduct a webcast meeting with the investment community at 9 a.m. EDT Friday, July 30, to discuss its earnings results. Investors, the news media and the public may listen to a live Internet broadcast of the meeting at www.dteenergy.com.

     DTE Energy is a Detroit-based diversified energy company involved in the development and management of energy-related businesses and services nationwide. DTE Energy’s largest operating subsidiaries are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and MichCon, a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at www.dteenergy.com.

The information contained in this document is as of the date of this press release. DTE Energy expressly disclaims any current intention to update any forward-looking statements contained in this document as a result of new information or future events or developments. Words such as “anticipate,” “believe,” “expect,” “projected” and “goals” signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various assumptions, risks and uncertainties. This press release contains forward-looking statements about DTE Energy’s financial results and estimates of future prospects, and actual results may differ materially. Factors that may impact forward-looking statements include, but are not limited to the effects of weather and other natural phenomena on operations and sales to, and purchases by, customers; economic climate and growth or decline in the geographic areas where we do business; environmental issues, laws and regulations, and the cost of remediation and compliance associated therewith; nuclear regulations and operations associated with nuclear facilities; the ability to utilize Section 29 tax credits and/or sell interests in facilities producing such credits; implementation of electric and gas Customer Choice programs; impact of electric and gas utility restructuring in Michigan, including legislative amendments; employee relations and the impact of collective bargaining agreements; unplanned outages; access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings; the timing and extent of changes in interest rates; the level of borrowings; changes in the cost of coal and other raw materials, purchased power and natural gas; effects of competition; impacts of FERC, MPSC, NRC and other applicable governmental proceedings and regulations; contributions to earnings by non-regulated businesses; changes in federal, state and local tax laws and their interpretations, including the code, regulations, rulings, court proceedings and audits; the ability to recover costs through rate increases; the availability, cost, coverage and terms of insurance; the cost of protecting assets against or damage due to terrorism; changes in accounting standards and financial reporting regulations; changes in federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and changes in the economic and financial viability of our suppliers, customers and trading counterparties, and the continued ability of such parties to perform their obligations to the company. This press release should also be read in conjunction with the forward-looking statements in each of DTE Energy’s, MichCon’s and Detroit Edison’s 2003 Form 10-K, and in conjunction with other SEC reports filed by DTE Energy, MichCon and Detroit Edison.

Members of the Media — For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808

Analysts — For Further Information:

Investor Relations
(313) 235-8030

THE DETROIT EDISON COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
AND REGULATORY DEFERRALS
(PRELIMINARY/UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(In Millions)	2004	2003	2004	2003
Operating Revenues	$835	$870	$1,721	$1,807

Operating Expenses
Fuel and purchased power	200	226	416	474
Operation and maintenance	359	343	702	709
Depreciation and amortization	122	124	236	259
Taxes other than income	62	65	130	137

	743	758	1,484	1,579

Operating Income	92	112	237	228

Other (Income) and Deductions
Interest expense	71	71	143	146
Other income	(15)	(22)	(30)	(33)
Other expenses	23	17	45	37

	79	66	158	150

Income Before Income Taxes	13	46	79	78
Income Tax Provision	5	16	27	27

Income Before Accounting Change	8	30	52	51
Cumulative Effect of Accounting Change	—	—	—	(6)

Reported Earnings	$8	$30	$52	$45

Regulatory Deferrals Impact:
Regulatory Deferrals (Net of Income Taxes) (1)	19	13	43	30

Reported Earnings (Loss) Excluding Regulatory Deferrals	$(11)	$17	$9	$15

Return on Average Common Equity (2)
Reported Earnings Including Regulatory Deferrals	—	—	8.8%	9.2%
Reported Earnings Excluding Regulatory Deferrals	—	—	5.2%	7.1%
Electric Sales and Deliveries (000’s of MWh)
System	9,987	10,978	20,966	22,727
Choice	2,480	1,844	4,622	3,051

	12,467	12,822	25,588	25,778

(1)	Regulatory deferrals recorded pursuant to Michigan electric restructuring legislation and related Michigan Public Service Commission Orders. The deferrals include Electric Choice lost margin recovery, Electric Choice implementation costs, environmental compliance costs and other.

(2)	Reflects reported earnings for the 12-month period ending June 30 and a 13-month average common equity. Excludes accumulated other comprehensive loss.

THE DETROIT EDISON COMPANY
RECONCILIATION OF REPORTED TO OPERATING EARNINGS
(PRELIMINARY/UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2004	2003	2004	2003
Reported Earnings	$8	$30	$52	$45
Less Significant Items Impacting Comparability:
Loss on sale of steam heating business (1)	—	—	—	14
Cumulative effect of accounting change — asset retirement obligations (2)	—	—	—	6

Operating Earnings	$8	$30	$52	$65

(1)	Represents the loss on the sale of steam business in January 2003.

(2)	Represents the cumulative effect of adopting Statement of Financial Accounting Standards, No. 143, Accounting for Asset Retirement Obligations, in January 2003.

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS
(PRELIMINARY/UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30		June 30
(in Millions)	2004	2003	2004	2003
Operating Revenues	$271	$284	$986	$936

Operating Expenses
Cost of gas	161	160	649	581
Operation and maintenance	108	83	203	161
Depreciation, depletion and amortization	26	28	53	53
Taxes other than income	13	13	25	30
Property write-down	—	5	—	5

	308	289	930	830

Operating Income (Loss)	(37)	(5)	56	106

Other (Income) and Deductions
Interest expense	13	14	27	29
Interest income	(3)	(3)	(5)	(6)
Other	—	(1)	1	(2)

	10	10	23	21

Income (Loss) Before Income Taxes	(47)	(15)	33	85
Income Tax Provision (Benefit)	(10)	(4)	—	21

Reported Earnings (Loss)	$(37)	$(11)	$33	$64

Return on Average Common Equity (1)
Reported Earnings	—	—	1.7%	8.4%

(1)	Reflects reported earnings for the 12-month period ending June 30 and a 13-month average common equity.

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